VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                               Dallas, Texas 75240


                                  July 26, 2002

Board of Directors
Tremont Corporation
1999 Broadway
Suite 4300
Denver, Colorado 80202

Gentlemen:

         Valhi, Inc. ("Valhi") directly and indirectly owns 5,154,588 shares of the common stock of Tremont Corporation ("Tremont'"), representing approximately 80% of the 6,424,858 shares of Tremont currently outstanding. Of such shares held directly and indirectly by Valhi, NL Industries, Inc. ("NL"), a majority-owned subsidiary of Valhi, indirectly owns 1,036,167 of the Tremont shares. Approximately 94% of the 115,118,917 outstanding shares of Valhi are held by Contran Corporation and related entities.

         Valhi proposes for your consideration a merger of Valhi and Tremont, pursuant to which stockholders of Tremont (including NL) other than Valhi would receive between 2 shares and 2.5 shares of Valhi common stock for each Tremont share held.

         While  equity   investments   in  Valhi  and  Tremont  offer   existing
stockholders similar characteristics, with a significant portion of each company's assets represented by their respective direct and indirect interests in NL, Valhi believes that the combination of Valhi and Tremont would produce a number of benefits to Tremont stockholders including, among other things:

* Based on the historical average daily trading volumes through July 25, 2002, Valhi's average daily trading volume was 10 times the volume for Tremont since January 1, 2002, and 15 times for the past three months. As a result, a combination will provide shareholders the opportunity to achieve improved marketability of their shares through the increased trading volume and increased public market float of the combined entity;

* The opportunity to achieve diversification through an indirect interest in Valhi's component products, waste management and other businesses; and

* The opportunity to achieve cost efficiencies through the combination of corporate administrative functions.

         Your consideration and response to this proposal will be appreciated.

                                                     Sincerely,


                                                     /s/ Steven L. Watson
                                                     Steven L. Watson, President